EXHIBIT 99.1

                       PRESS RELEASE ISSUED MARCH 3, 2005

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GALAXY ENERGY ACQUIRES 4,000 UNCONVENTIONAL NATURAL GAS PROJECT IN THE ROCKY
MOUNTAINS

DENVER, CO - March 3, 2005 - Galaxy Energy Corporation (OTCBB: GAXI) has agreed to acquire through a wholly owned subsidiary, an initial 58 1/3% working interest in approximately 4,000 net undeveloped acres in the Piceance Basin in Colorado. As part of the agreement, the Company has deposited $7 million in escrow.

Galaxy and the sellers have also entered into separate agreements with a third party, and Galaxy's ultimate working interest in the properties, as well as the total acreage involved, will depend upon the relative performance of Galaxy and the other parties to the agreements. Assuming that all parties perform as contemplated in the agreement, Galaxy's ultimate working interest would be approximately 25% in a larger acreage position.

Galaxy and a third party are committed to drill a minimum of ten wells on the properties within the next eighteen months, and the Company will act as operator.

Funding for Galaxy's share of project costs has been financed through a private placement of approximately $7.7 million in senior subordinated convertible notes which are convertible into common stock at $1.88 per share, the entire amount of which was committed on March 1, 2005.

Marc E. Bruner, Galaxy's chairman and president, stated: "The acquisition in the Piceance Basin is an opportunistic transaction that adds to and diversifies Galaxy's non-conventional natural gas holdings in the Rocky Mountains. Although we are still in the early stages of our Powder River Basin coal bed methane development program, we have been planning for a follow-on project that would diversify our operations and provide similar opportunity for growth.

"We believe that this new project provides an attractive opportunity for Galaxy and allows us to capitalize on the outstanding technical capabilities and experience of our management team and staff, most of whom have been developing non-conventional gas reserves in the Rocky Mountains for most of their careers."

Galaxy Energy Corporation is an oil and gas exploration and production company focusing on acquiring and developing coalbed methane properties in the Powder River Basin of Wyoming and Montana.


This press release consists of forward-looking statements regarding the intent, belief or current expectations of the Company and its management. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, and actual results could differ materially from those indicated by such forward looking statements. The Company assumes no obligation to update the information contained in this press release, whether as a result of new information, future events or otherwise. Please refer to the company's filings with the United States Securities and Exchange Commission for discussions of risks and uncertainties found in Forms 10-KSB (annual report), 10-QSB (quarterly report) and other filings.

Additional information may be found at the Galaxy Energy Corporation Web site, WWW.GALAXYENERGY.COM, or by calling:

Brad Long, Investor Relations at Galaxy Energy at (800) 574-4294
Bevo Beaven or Bill Conboy at CTA Public Relations at (303) 665-4200 Renmark Financial Communications at (514) 939-3989.